UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

☑ Filed by the Registrant	☐ Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to section 240.14a-12

AZENTA, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check all boxes that apply):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT NO. 1 TO PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 30, 2024

This proxy statement supplement, dated January 11, 2024 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of Azenta, Inc. (the “Company”), filed with the Securities and Exchange Commission (“SEC”) on December 15, 2023 and relating to the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, January 30, 2024 at 10:00 a.m. Eastern Time in a virtual only format.

As noted in the Proxy Statement, Krishna G. Palepu is not standing for re-election as a director at the Annual Meeting and as a result, following the Annual Meeting, the Company’s Board of Directors (the “Board”) will not have any racially or ethnically diverse* members. Board composition is a critical area of focus for the Board, and the Board seeks representation across a range of attributes, including race, ethnicity, age, and gender. The Board considers diversity in its determination and also takes into account industry knowledge, executive experience, operational experience, scientific and academic expertise, geography, and personal background. To support, maintain, and expand the diversity of the Board, the Nominating and Governance Committee actively seeks diverse candidates, including women and minority candidates, as part of its search for new directors. The Board considers refreshment on an ongoing basis. The Nominating and Governance Committee is responsible for determining Board membership qualifications and for selecting, evaluating, and recommending to the Board nominees for annual election to the Board and to fill vacancies as they arise. The Nominating and Governance Committee reviews regularly and reports to the Board on the composition and size of the Board, and makes recommendations, as necessary, so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise, and diversity advisable for the Board as a whole.

As part of the Company’s ongoing transformation and the ongoing Board refreshment process, the Board is committed to appointing at least one new director who is racially and/or ethnically diverse within the next year.

Except as described in this Supplement, the information disclosed in the Proxy Statement continues to apply.  To the extent that information in this Supplement differs from information disclosed in the Proxy Statement, the information in this Supplement applies.  The Proxy Statement, together with this Supplement, have been filed with the SEC and are also available at www.proxyvote.com.

*As defined in Nasdaq Rule 5605(f)